CENTENNIAL CELLULAR CORP. ANNOUNCES RESULTS OF NON-CASH ELECTION

          NEW CANAAN, Conn.--(BUSINESS WIRE)--January 7, 1999--Centennial Cellular Corp. ("Centennial") (Nasdaq National Market:CYCL), a leading independent cellular provider, today announced the results of the non-cash election procedures described in the Information Statement/Prospectus, dated December 8, 1998, and the Non-Cash Election Form, which were first mailed to Centennial stockholders on December 8, 1998.

          To be effective, an election pursuant to the terms set forth in the Non-Cash Election Form had to be received no later than 5:00 p.m. on January 6, 1999.

          Pursuant to the terms of the proposed merger, holders of Class A Common Stock of Centennial could elect to receive $41.50 in cash or to receive one common share of the surviving corporation for each of their shares of Class A Common Stock. Holders of Class A Common Stock who did not make an effective non-cash election will receive $41.50 in cash for each of their shares upon consummation of the proposed merger. The election was subject to proration so that existing holders of Class A Common Stock would receive 736,639 common shares and the remaining shares would be exchanged for cash upon completion of the proposed merger between Centennial and CCW Acquisition Corp. Subject to proper guarantee of delivery, holders of Class A Common Stock elected to receive approximately 7.9 million shares. As a result, subject to the consummation of the proposed merger, those stockholders who elected to receive common shares of the surviving corporation will each receive only approximately 9.3% of their elected shares. Their remaining shares and shares held by stockholders who did not make an effective non-cash election will be exchanged for $41.50 in cash per share upon consummation of the proposed merger.

          Any offering of securities in connection with the merger will be made only by means of a prospectus.